Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 25, 2020

Board of Directors

Fisher Wallace Laboratories, Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 24, 2020, with respect to the consolidated balance sheets of Fisher Wallace Laboratories, Inc. as of December 31, 2019 and 2018 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2019 and 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

August 25, 2020